EXHIBIT 5

August 30, 2013

J. C. Penney Company, Inc.
6501 Legacy Drive
Plano, Texas 75024

Re:           J. C. Penney Company, Inc.
Registration Statement on Form S-3

Ladies and Gentlemen:

I am the Executive Vice President, General Counsel and Secretary of J. C. Penney Company, Inc., a Delaware corporation (the “Company”), and have acted as counsel to the Company in connection with (i) the prospectus supplement, dated August 26, 2013 (the “Prospectus Supplement”), relating to shares of the Company’s common stock of 50¢ par value (the “Common Stock”), together with the related rights to purchase one one-thousandth of a share of the Company’s Series C Junior Participating Preferred Stock (the “Rights”), and (ii) the secondary offering of 39,075,771 shares (the “Securities”) of Common Stock.  On August 26, 2013, the Company entered into an Underwriting Agreement (the “Underwriting Agreement”), with Citigroup Global Markets Inc. (the “Underwriter”) and the Selling Stockholders named in the Underwriting Agreement (the “Selling Stockholders”), relating to the sale by the Selling Stockholders to the Underwriter of the Securities.  The Common Stock, the Rights and the Securities are collectively referred to herein as the “Offered Securities.”

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).

In rendering the opinions stated herein, I have examined and relied upon the following:

(i)           the registration statement on Form S-3 (File No. 333-188106-01) of the Company relating to the Common Stock, including the Securities, and other securities of the Company filed with the Securities and Exchange Commission (the “Commission”) on April 24, 2013, under the Act allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Act (the “Rules and Regulations”), including information deemed to be a part of the registration statement pursuant to Rule 430B of the Rules and Regulations (such registration statement being hereinafter referred to as the “Registration Statement”);

(ii)           the Prospectus Supplement in the form filed with the Commission pursuant to Rule 424(b)(3) and Rule 424(c) of the Rules and Regulations;

J. C. Penney Company, Inc.
August 30, 2013

(iii)           the Rights Agreement, dated August 22, 2013 (the “Rights Agreement”), between the Company and Computershare Inc., as rights agent;

(iv)           a copy of the Restated Certificate of Incorporation of the Company, as amended as of the date hereof (the “Certificate of Incorporation”);

(v)           a copy of the Bylaws of the Company, as amended and in effect as of the date hereof (the “Bylaws”); and

(vi)           a copy of certain resolutions of the Board of Directors of the Company (the “Board of Directors”), relating to the issuance of the Rights and the registration of the Offered Securities.

I have also examined originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, and such other documents as I have deemed necessary or appropriate as a basis for the opinions stated below. I have assumed that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that I have examined are accurate and complete.

In my examination, I have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making my examination of executed documents or documents to be executed, I have assumed (i) that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder, (ii) the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents, and the validity and binding effect thereof on such parties, (iii) that the consideration recited in the resolutions of the Board of Directors approving the issuance of the Securities has been received in full by the Company and (iv) that the Board of Directors acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement.

I have assumed that the terms of the Offered Securities will not violate, conflict with or constitute a default under (i) any agreement or instrument to which the Company or its properties are subject, (ii) any law, rule or regulation to which the Company or its properties are subject, (iii) any judicial or regulatory order or decree of any governmental authority or (iv) any consent, approval, license, authorization or validation of, or filing, recording or registration with, any governmental authority.  As to any facts relevant to the opinions expressed herein that I did not independently establish or verify, I have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

I do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (the “DGCL”). I do not express any opinion with respect to the law of any jurisdiction other than the DGCL or as to the effect of any

J. C. Penney Company, Inc.
August 30, 2013

such other laws on the opinions herein stated. The Common Stock and the Rights may be issued from time to time on a delayed or continuous basis, and this opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof, which laws are subject to change with possible retroactive effect. It should be understood that my opinion addresses the Rights and the Rights Agreement in their entirety and not any particular provision of the Rights or the Rights Agreement and that it is not settled whether the invalidity of any particular provision of a rights agreement or of rights issued thereunder would result in invalidating in their entirety such rights. I do not address the determination a court of competent jurisdiction may make regarding whether the Board of Directors would be required to redeem or terminate, or take other action with respect to, the Rights at some future time based on the facts and circumstances existing at that time.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions stated herein, I am of the opinion that:

1. With respect to any shares of Common Stock to be offered by the Company pursuant to the Registration Statement (the “Offered Common Stock”), and the Rights relating to such Offered Common Stock (the “Offered Rights”), when (i) an appropriate prospectus supplement or term sheet with respect to the Offered Common Stock has been prepared, delivered and filed in compliance with the Act and the applicable rules and regulations promulgated thereunder; (ii) if the Offered Common Stock is to be sold or otherwise distributed pursuant to a firm commitment underwritten offering, the underwriting agreement with respect to the Offered Common Stock has been duly authorized, executed and delivered by the Company and the other parties thereto; (iii) the Board of Directors, including any appropriate committee appointed thereby, and appropriate officers of the Company have taken all necessary corporate action to approve the issuance of the Offered Common Stock and related matters; (iv) terms of the issuance and sale of the Offered Common Stock have been duly established and are then in conformity with the Certificate of Incorporation and the Bylaws so as not to violate any applicable law, the Certificate of Incorporation or the Bylaws or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or other governmental authority having jurisdiction over the Company; (v) if the Offered Common Stock is to be certificated, certificates in the form required under Delaware corporate law representing the shares of Offered Common Stock have been duly executed and countersigned; and (vi) the shares of Common Stock are registered in the Company’s share registry and delivered upon payment of the agreed-upon consideration therefor, the shares of Offered Common Stock and the Offered Rights, when issued and sold or otherwise distributed in accordance with the applicable underwriting agreement, if any, or any other duly authorized, executed and delivered valid and binding agreement, will be duly authorized and validly issued, and the shares of Offered Common Stock, when issued and sold or otherwise distributed in accordance with the applicable underwriting agreement, if any, or any other duly authorized, executed and delivered valid and binding agreement, will be fully paid and non-assessable, provided that the consideration therefor is not less than 50¢ per share of Common Stock.

J. C. Penney Company, Inc.
August 30, 2013

2.  With respect to the Securities, and the Rights relating to the Securities (the “Secondary Rights”), the Securities and the Secondary Rights have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and are validly issued, and the Securities are fully paid and non-assessable.

J. C. Penney Company, Inc.
August 30, 2013

I hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K, being filed on the date hereof, and incorporated by reference into the Registration Statement. I also hereby consent to the reference to me under the heading “Legal Matters” in the prospectus which forms a part of the Registration Statement and in the prospectus supplement, dated August 26, 2013, and filed with the Commission. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and I disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours, /s/ Janet Dhillon Executive Vice President, General Counsel and Secretary